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Better Home & Finance Holding Company
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On August 28, 2026, Better Home & Finance Holding Company issued the following press release.

Special Committee of Better Home & Finance Urges Shareholders to Reject Former CEO Vishal Garg’s Campaign to Seize Control of the Company

Sends Letter to Shareholders Encouraging Them to Disregard Any Green Consent Cards from Mr. Garg

NEW YORK — August 28, 2026 — The Special Committee of the Board of Directors (the “Special Committee”) of Better Home & Finance Holding Company (NASDAQ: BETR) (“Better” or the “Company”) today sent a letter to shareholders.

The letter contains Better’s response to the consent solicitation initiated by the Company’s former CEO, Vishal Garg, and his self-serving campaign to remove five members of the Board of Directors, replace them with his hand-picked candidates and return himself to a leadership role at the Company.

The full text of the letter follows:

August 28, 2026

Dear Fellow Better Shareholder,

We are writing to you on behalf of the Special Committee of the Board of Directors (the “Special Committee”) of Better Home & Finance Holding Company (“Better” or the “Company”).

Earlier this month, the members of the Board of Directors (the “Board”) unanimously (without Vishal Garg) concluded that Mr. Garg was unfit to continue to lead the Company as CEO.

Mr. Garg initially accepted this decision.i However, he has since launched a costly and distracting campaign to reconstitute the Board, reverse its decision and return himself to a leadership role at the Company. Specifically, Mr. Garg is seeking to remove five of the eight directors currently serving on the Board.

Mr. Garg remains on the Board. One of the two independent directors he is not seeking to remove, Hugh Frater, has indicated that he would not continue serving on the Board if Mr. Garg returns in any executive capacity, including as a director with executive responsibilities. The other, Michael Farello, has indicated that he is considering whether he would leave the Board at the 2027 annual meeting of shareholders. Accordingly, if Mr. Garg succeeds, he could become the only remaining director, leaving him with substantial control over the selection of replacement directors and the Company’s future leadership. Mr. Garg has not identified the directors he intends to appoint to fill the vacancies, meaning shareholders are being asked to consent to the removal of five incumbent directors without knowing who would replace them and without voting on their replacements. Mr. Garg is thus seeking substantial control of Better.

That has not worked in the past. Prior to the leadership transition, Mr. Garg led Better with a strong hand for more than a decade. He had every opportunity to guide the Company to profitability and create sustainable long-term value for shareholders. Instead, during his tenure, the Company accumulated more than $2 billion in net losses and lost more than 90% of its value as a public enterprise, a significant portion of which was suffered shortly following the Company’s de-SPAC transaction. There is no reason to believe that the outcome would be any different if Mr. Garg were to return to a leadership role.

For this reason, we believe Mr. Garg’s campaign poses a serious threat to Better’s progress and to the interests of its employees, partners and shareholders. Accordingly, the Special Committee urges shareholders to reject Mr. Garg’s efforts and disregard any green consent cards received.

Mr. Garg Has a Poor Track Record as a Leader

The Board did not reach its decision to change Better’s leadership lightly. Its decision followed careful consideration of Better’s performance, leadership and prospects.

Under Mr. Garg’s ten-plus years of leadership, Better’s publicly traded shares lost a significant amount of their value,ii while the Company accumulated more than $2 billion in net losses.iii Mr. Garg himself acknowledged to the Board that the Company would have been better off had the capital raised during his tenure simply been invested in U.S. Treasury securities.

During his tenure as CEO, Mr. Garg often sought to deflect attention from these failures by making grand promises about the Company’s future, many of which remain woefully unfulfilled. In a May 2021 presentation, he outlined his expectation that Better would generate more than $5 billion in revenue in 2023.iv The Company ultimately realized just $72 million that year—less than 2% of Mr. Garg’s publicly stated aim.

More recently, Mr. Garg failed to deliver on his commitment to achieve $1 billion in monthly loan origination volume by May 2026, missing his target by more than 40%. On the day the disappointing preliminary Q2 results were revealed (along with the announcement of Mr. Garg’s departure), the stock fell 37%. Mr. Garg’s pledge to achieve breakeven on an Adjusted EBITDA basis by September 2026 is also in jeopardy, with the Company now guiding to an Adjusted EBITDA loss of $15 to $18 million in the third quarter.v And, several partnerships that were announced (with much fanfare) earlier in 2026 have, to date, yielded less than $50,000 in revenue each.

Though these unkept promises factored heavily into the Board’s decision to seek new leadership, they were only the most recent in a series of transgressions that date back several years. In 2020, Forbes published a profile of Mr. Garg’s “volatile”vi leadership and “scorched-earth management style,”vii noting that his outbursts had “caused headaches for some staffers, and forced others to quit.”viii In one such outburst, Mr. Garg referred to employees as a “bunch of dumb dolphins.”ix Later, he gained international notorietyx after terminating approximately 900 Better employees during a single Zoom call.

These and other incidents damaged Mr. Garg’s credibility with employees, who have referred to him as “toxic”xi and “unhinged.”xii By the end of his tenure, Mr. Garg had one of the worst Glassdoor ratings of any CEO of a publicly traded financial services company.

Mr. Garg’s Campaign Is Improper and Self-Serving

Nevertheless, contrary to the Board’s judgment—and seemingly the desires of many Better employees—Mr. Garg continues to press forward with his effort to “take back [the] Company.”xiii To advance his scheme, Mr. Garg has coordinated with a self-proclaimed “group”xiv of shareholders whose identities, interests and arrangements have not been fully and properly disclosed. At the same time, Mr. Garg has made a series of public and private statements that misrepresent the level of support for his campaign, which were apparently designed to create the illusion that he has widespread backing beyond his undisclosed group.

Mr. Garg’s reprisal campaign has real consequences for the Company. Any abrupt reconstitution of the Board is likely to materially disrupt and delay the ongoing search for a new CEO and risks discouraging qualified candidates from considering the role. In fact, members of the Special Committee have already spoken with several potential candidates who made it clear that they would have no interest in serving as CEO if Mr. Garg were to return to the Company in an executive or Board leadership capacity.

More broadly, Mr. Garg’s campaign has created distraction, uncertainty and consternation among employees. Some team members fear that, if Mr. Garg returns to a leadership role, he would exact retribution on those who did not support his cause. Others are fielding calls from recruiters who are seemingly eager to seize upon this moment of uncertainty and tempt talented individuals away from the Company. Mr. Garg’s unfortunate campaign risks disrupting our operations at a time when focused execution is essential.

Given these circumstances, the Special Committee has taken appropriate actions to safeguard the interests of all shareholders. The Company has filed a complaint against Mr. Garg seeking declaratory and injunctive relief for what the Company believes are clear violations of federal securities laws, and the Special Committee has adopted a shareholder rights plan intended to protect shareholders from Mr. Garg’s effort to seize control of the Company without paying an appropriate premium and without informing other shareholders of the nature and extent of his plans.

The Directors Mr. Garg Is Seeking to Remove Are Vital to Better’s Success

Despite (or perhaps because of) these efforts to protect shareholders, Mr. Garg is seeking to remove five incumbent directors: Daniel Lewis, Arnaud Massenet, Bhaskar Menon, Prabhu Narasimhan and Harit Talwar.

Four of these directors were elected with overwhelming support by shareholders—including Mr. Garg himself—at the Company’s 2026 Annual Meeting just a few months ago. (The fifth, Mr. Lewis, was appointed to the Board at the suggestion of Mr. Garg himself in late July.) Collectively, these directors have a valuable mix of experience and institutional knowledge. Some of them have been with Better since it was a private company; others have joined more recently and have brought fresh perspectives to the Company’s challenges and opportunities.

These individuals have built, led and governed businesses across financial services, technology and other industries. They are experienced investors, executives and directors, with substantial expertise in finance, marketing, real estate, technology, direct-to-consumer businesses and strategic transactions. Their guidance and insights would be difficult to replace, and their abrupt removal would substantially weaken the Board.

Above all, these directors—like all members of the Special Committee—are dedicated fiduciaries. They understand and embrace their responsibilities to all shareholders and have no objective other than to act in the best interests of the Company and its shareholders.

The Company Is Executing on a Plan to Deliver Long-Term Value for Shareholders

Consistent with that commitment, since the leadership transition, the Special Committee has been working closely with Mr. Lewis, who is serving as Interim CEO, and the management team to strengthen and reposition the Company.

Our focus is on fewer, but more impactful, initiatives that leverage Better’s unique advantages, including its advanced Tinman® technology stack and AI platform, proprietary customer and property data and direct customer acquisition model. We are investing in HELOC, strengthening enterprise partnerships and continuing to automate Tinman®, which we believe will help structurally lower our costs and provide the foundation for profitable growth.

Importantly, that renewed focus is already producing tangible benefits. We are implementing cost reductions with discipline and now expect to exceed our previously announced $45 million annualized cost savings target; we are advancing the process to sell our U.K.-based bank and continue to engage with interested parties; and we have made important progress on our Better wholesale program, powered by TinmanGo, which we expect to launch later this year.

Going forward, Better will increasingly focus on enterprise relationships where our speed, efficiency and flexibility strengthen our partners’ relationships with their customers—
improving customer experience, expanding access to credit and increasing lifetime value—rather than relying principally on paid lead or platform fee models. Our strategy is straightforward: execute with discipline; invest in proven channels; diversify our exposure to refinancing by expanding HELOC; and pursue a focused product roadmap built around Better’s core strengths.

Unfortunately, at a time when the Board needs to be focused on identifying a permanent CEO and overseeing the execution of the Company’s strategy, Mr. Garg continues to press forward with his baseless and distracting campaign. Over the coming days and weeks, we expect that Mr. Garg will seek to rally support for his cause by claiming that only his strategy, under his oversight, can deliver value for shareholders. But we have seen that movie, and we know how it ended—with persistent losses and billions of dollars of shareholder value destroyed. We have no interest in a sequel, and neither should shareholders.

Now Is the Time to Move Better Forward

We are confident that the Company has the technology, products, people, partnerships and distribution capabilities to make Tinman® the platform of choice across the mortgage industry. Indeed, the response we have received from employees, partners and lenders over the last several weeks has reinforced our conviction that Better can thrive under new leadership.

We would prefer to devote our full attention to maintaining our momentum, executing our strategy and driving the operational improvements that we believe will enable Better to thrive. We know that genuine progress is made not by holding tightly to the past but by stepping confidently into the future. But to enable us to do that, shareholders must first reject Mr. Garg’s self-serving campaign. Accordingly, the Special Committee unanimously recommends that shareholders disregard any green consent cards received from Mr. Garg.

Thank you for your continued support and your investment in Better as we work to create sustainable value on your behalf.

Sincerely,

The Special Committee of the Better Board of Directors

About Better

Better Home & Finance Holding Company (NASDAQ: BETR) is the first AI-native mortgage and home equity finance platform, and first fintech to fund more than $110 billion in loan volume. Better has leveraged its industry-leading AI platform, Tinman®, to achieve its singular mission of making homeownership cheaper, faster, and easier for all Americans. Tinman® allows customers to see their rate options in seconds, get pre-approved in minutes, lock in rates, and close their loan in as little as three weeks. In addition, Betsy™, the first AI loan agent built exclusively for the mortgage industry, revolutionizes the homebuying journey by answering questions, delivering approvals, comparing products, processing rate locks, and moving their loan application along to closing 24/7/365. Better’s mortgage offerings include GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage and home equity loans. Better serves customers in all 50 US states and the United Kingdom.

For more information, follow @betrmortgage on X and @betterdotcom on Instagram and TikTok.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts should be considered forward-looking statements, including, without limitation, statements and expectations regarding the composition of the Board, the Company’s third-quarter performance, expected annualized cost reductions, the anticipated launch of the Company’s wholesale program and TinmanGo, the launch and performance of enterprise partnerships and products, the process involving the Company’s U.K.-based bank, and the Company’s future strategy and operating performance. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are inherently subject to risks and uncertainties which could cause actual future events to differ materially from those expressed or implied by the forward-looking statements in this communication. These risks and uncertainties include those risks discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, as any such factors may be updated from time to time in the Company’s other filings with the SEC. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

Use of Non-GAAP Measures

We include certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including Adjusted EBITDA.

We calculate Adjusted EBITDA as net income (loss) adjusted for the impact of stock-based compensation expense, change in the fair value of warrants and equity-related liabilities, and other non-recurring or non-core operational expenses, as well as interest and amortization on non-funding debt (which includes interest on the Convertible Note (as defined in our Form 10-K), depreciation and amortization expense, and income tax (benefit)/expense.

This non-GAAP financial measure should not be considered in isolation and is not intended to be a substitute for any GAAP financial measure. This non-GAAP measure provides supplemental information that we believe helps investors better understand our business, our business model and how we analyze our performance. We also believe this non-GAAP financial measure improves investors’ and analysts’ ability to compare our results with those of our competitors and other similarly situated companies, which commonly disclose similar performance measures.

However, our calculation of Adjusted EBITDA may not be comparable to similarly titled performance measures presented by other companies. Further, although we use this non-GAAP measure to assess the financial performance of our business, this measure excludes certain substantial costs related to our business, and investors are cautioned not to use such measures as a substitute for financial results prepared according to GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our financial results prepared and presented in accordance with GAAP.

A reconciliation of Adjusted EBITDA to Net Loss on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to benefit for income taxes, stock-based compensation, changes in fair value of warrant liabilities, and goodwill impairment, all of which are adjustments to Adjusted EBITDA.

Important Additional Information and Where to Find It

The Company has filed with the U.S. Securities and Exchange Commission (the "SEC") a definitive consent revocation statement dated August 28, 2026, together with an accompanying WHITE consent revocation card, in opposition to the solicitation of written consents by Vishal Garg and the members of his group (collectively, the "Garg Group") seeking to remove members of the Company's Board of Directors. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS THE COMPANY FILES WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and stockholders will be able to obtain copies of the consent revocation statement, any amendments or supplements thereto and any other documents filed by the Company with the SEC free of charge at the SEC's website (www.sec.gov) and at the Company's investor relations website (investors.better.com).

Participants in the Solicitation

The Company, members of its Board of Directors and certain of its executive officers and employees may be deemed to be “participants” (as defined in Instruction 3 to Item 4 of Schedule 14A under the Securities Exchange Act of 1934, as amended) in the solicitation of revocations of consent from the Company's stockholders in connection with the Garg Group's consent solicitation. Information regarding such persons and their direct or indirect interests in the Company, by security holdings or otherwise, is set forth in the Company's definitive consent revocation statement, filed with the SEC on August 28, 2026, the Company’s definitive proxy statement for its 2026 annual meeting of stockholders, filed with the SEC on April 30, 2026 (under the headings "Ownership of Our Common Stock," "Director Compensation" and "Executive Compensation"), in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 13, 2026, and in Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC on July 22, 2026 for each of Michael Farello (available here) and Hugh R. Frater (available here); May 21, 2026 for Vishal Garg (available here); August 6, 2026 for Daniel Lewis (available here); and July 22, 2026 for each of Arnaud Massenet (available here), Bhaskar Menon (available here), Prabhu Narasimhan (available here), and Harit Talwar (available here). To the extent any such person's holdings of the Company's securities have changed since the filings identified above, such changes have been or will be reflected in Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Updated information regarding the identity of participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the consent revocation statement and other materials to be filed by the Company with the SEC. These documents may be obtained free of charge from the sources indicated above.

For investor relations related inquiries, please reach out to ir@better.com.
For press and media related inquiries, please reach out to comms@better.com.

Source: Better Home & Finance Holding Company

Endnotes:
i Source: Better Press Release, August 3, 2026 (“Mr. Garg will… work closely with [Interim CEO] Mr. Lewis to ensure an orderly and effective leadership transition
ii Source: FactSet. Data runs from August 23, 2023, the day before the Company completed its business combination, to August 3, 2026, the last trading day prior to the announcement of the leadership transition
iii Source: Company filings. Refers to net losses from 2021 to the second quarter of 2026
iv Source: Better Investor Presentation, filed with the SEC on May 11, 2021
v Source: Better Press Release, August 6, 2026. A reconciliation of Adjusted EBITDA to Net Loss on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to benefit for income taxes, stock-based compensation, changes in fair value of warrant liabilities, and goodwill impairment, all of which are adjustments to Adjusted EBITDA
vi Source: David Jeans and Noah Kirsch, “Mortgages, Fraud Claims and ‘Dumb Dolphins’: A Tangled Past Haunts Better.com CEO Vishal Garg,” Forbes, November 20, 2020
vii Id
viii Id
ix Id
x Source: Beth Timmins, “Vishal Garg: US boss fires 900 employees over Zoom,” BBC, December 7, 2021
xi Source: Glassdoor. Senior Product Manager, May 8, 2026
xii Source: Glassdoor. Processing Expert Associate, March 9, 2024
xiii Source: Vishal Garg Press Release, August 13, 2026
xiv Source: Mr. Garg’s Letter to the Board, August 10, 2026